                                                                    EXHIBIT 99-2

                         Opinion and Consent of Counsel

[ING LOGO]

AMERICAS

US Legal Services



Kimberly J. Smith
Chief Counsel
(610) 425-3427
Kim.Smith@ingva.com


April 18, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Attention:  Filing Desk

RE: VARIABLE LIFE SEPARATE ACCOUNT I OF RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
       POST-EFFECTIVE AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT ON FROM S-6 PROSPECTUS TITLE: VARIABLE ESTATE DESIGN(SM)
       FILE NOS. 333-47527 AND 811-03427

Ladies and Gentlemen:

The undersigned serves as counsel to ReliaStar Life Insurance Company of New York, a New York life insurance company (the "Company"). It is my understanding that the Company, as depositor, has registered an indefinite amount of securities under the Securities Act of 1933 as provided in Rule 24f-2 under the Investment Company Act of 1940.

In connection with this opinion, I have reviewed, or supervised the review of, this Post-Effective Amendment No. 4 to the Registration Statement on Form S-6 (File No. 333-47527). This filing describes the Variable Estate Design(SM) flexible premium variable life insurance policies (the "Policies") offered by the Company through its Variable Life Separate Account I (the "Account"). I have also examined, or supervised the examination of, originals or copies, certified or otherwise identified to my satisfaction, of such documents, trust records and other instruments I have deemed necessary or appropriate for the purpose of rendering this opinion. For purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, it is my opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of New York.

2. The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of New York.

3. The assets of the Account will be owned by the Company. Under New York law and the provisions of the Policies, the income, gains and losses, whether or not realized from assets allocated to the separate account, must be credited to or charged against such Account, without regard to other income, gains or losses of the Company.

4. The Policies provide that assets of the Account may not be charged with liabilities arising out of any other business the Company conducts, except to the extent that assets of the Account exceed its liabilities arising under the Policies.


West Chester Site                            ING North America Insurance Company
1475 Dunwoody Drive
West Chester, PA 19380-1478

5. The Policies, when issued in accordance with the Prospectus constituting a part of the Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their respective terms.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/ Kimberly J. Smith

Kimberly J. Smith